Exhibit 99.1

Contact:	Miles Goda
VP of Corporate Development
(206) 613-0826

WatchGuard Announces Postponement of Earnings Call

and Filing of Form 12b-25

Seattle, WA, March 15, 2005 —WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of network security solutions, today announced that it has postponed its earnings call regarding its results for the fourth quarter and fiscal year ended December 31, 2004, which was previously scheduled to be held Thursday, March 16, at 5:00 a.m. Pacific Time, and that it will file a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission with respect to its annual report on Form 10-K for the year ended December 31, 2004.

The late filing is the result of delays WatchGuard has experienced in completing its financial statements and audit for the year ended December 31, 2004. During this close and audit process, certain errors were discovered in WatchGuard’s previously issued consolidated financial statements. These errors pertained to the (i) inaccurate income statement classification of early pay incentive discounts taken by customers, (ii) under-accrual of customer rebate obligations, and (iii) timing of revenue recognition associated with specific products and services (resulting in an overstatement of product revenue and an understatement of deferred revenue).

Generally accepted accounting principles (GAAP) require early pay incentive discounts to be recorded as a reduction to revenues and not as a component of interest expense as previously reported. Accordingly, WatchGuard will be reclassifying early pay incentive discounts from interest expense to a reduction in revenue for its previously issued consolidated financial statements for 2002, 2003 and its first three quarters of 2004, which are provided for comparative purposes in our 2004 Form 10-K. This will have the effect of reducing revenues and interest expense by approximately $288,000 in 2002, $585,000 in 2003 and $509,000 in the first three quarters of 2004. This will have no effect on our previously reported net losses for these periods.

We have determined that the impact of the under-accrued customer rebate obligations and timing of revenue recognition associated with specific products and services are immaterial to the annual periods of 2002 and 2003. As a result, these errors do not require restatement of 2002 or 2003. However, a restatement is required for the previously reported quarterly financial results for 2004. The cumulative impact on the first three quarters of 2004 of this restatement is a reduction in revenues of approximately $1.8 million and a corresponding increase in net loss for the nine month period. These adjustments will also result in an increase in deferred revenue at December 31, 2004, of approximately $1.2 million, which will be recognized as incremental service revenue in 2005.

Also during the close and audit process, an error was discovered in the Company’s handling of lease incentives relating to its Seattle headquarters facility leased in 2000. The Company failed to properly gross up tenant improvement incentives at the inception of the lease in accordance with FASB Technical Bulletin 88-1. The Company is still in the process of evaluating the materiality and financial statement impact of this issue on its previously issued consolidated financial statements to determine if a restatement will be required.

WatchGuard’s close and audit process is not yet complete. As a result, WatchGuard cannot be certain that other errors will not be identified prior to the filing of its Form 10-K for the year ended December 31, 2004.

In addition, although WatchGuard’s management has not fully completed its consideration of how the errors it has identified reflect on the adequacy of its internal controls, WatchGuard expects that, either individually or in the aggregate, these errors reflect one or more material weaknesses in its internal controls over financial reporting. WatchGuard and its registered public accounting firm are continuing to review these matters and its internal controls.

WatchGuard has not yet set a date and time for the rescheduled earnings call, and will issue another release once it does so.

About WatchGuard Technologies, Inc.

WatchGuard is a leading provider of network security solutions for small- to mid-sized enterprises worldwide, delivering integrated products and services that are robust as well as easy to buy, deploy and manage. The company’s Firebox X line of expandable integrated security appliances is designed to be fully upgradeable as an organization grows and to deliver the industry’s best combination of security, performance, intuitive interface and value. WatchGuard Intelligent Layered Security architecture protects against emerging threats effectively and efficiently and provides the flexibility to integrate additional security functionality and services offered through WatchGuard. Every WatchGuard product comes with an initial LiveSecurity Service subscription to help customers stay on top of the security landscape with vulnerability alerts, software updates, expert security instruction and superior customer care. For more information, please call 206-521-8340 or visit www.watchguard.com.

Certain statements in this press release, including statements about the expected filing date of WatchGuard’s annual report on Form 10-K, the completion of WatchGuard’s financial statements and audit, the potential need for a restatement of WatchGuard’s prior financial statements, the identification of material weaknesses in WatchGuard’s internal controls over financial reporting and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that issues identified in the financial statement close and audit process lead to an additional delay in finalizing WatchGuard’s financial statements or that WatchGuard is unable to complete its 2004 annual audit and preparation of financial statements prior to the expiration of the extended fifteen-day period, the risk that additional “material weaknesses” or other internal control deficiencies within the meaning of Section 404 of the Sarbanes-Oxley Act of 2002 are identified during the completion of the audit, the risk that additional accounting errors are identified during the completion of the audit process, the risk that WatchGuard is required to restate its prior financial statements for periods other than 2004 or that there will be additional restatements to 2004 and the other risks described under “Important Factors That May Affect Our Operating Results, Our Business and Our Stock Price” in our quarterly report on Form 10-Q for the quarter ended September 30, 2004, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.